Exhibit 99.1

GCO EDUCATION LOAN FUNDING TRUST-I

OFFICER’S CERTIFICATE OF THE ADMINISTRATOR

Zions First National Bank	Fitch, Inc.
717 17th Street, Suite 301	One State Street Plaza
Denver, CO 80202	New York, NY 10004
Attention: Corporate Trust Department	Attention: ABS Surveillance

Standard & Poor’s Rating Service, a division of	Moody’s Investors Services, Inc.
McGraw-Hill Companies, Inc.	99 Church Street, 4th Floor
55 Water Street	New York, NY 10007
New York, NY 10041	Attention: Structured Finance Group
Attention: Asset-Backed Surveillance Group

Pursuant to Section 2(a) of the Administration Agreement by and among GCO Education Loan Funding Trust-I, as Issuer, Wilmington Trust Company, as Delaware Trustee, Zions First National Bank, as Indenture Trustee, and GCO Education Loan Funding Corp., as Administrator, dated as of March 1, 2003 (the “Agreement”), as amended and supplemented, the undersigned hereby certifies that (a) a review of the activities of the Administrator during the 12-month period ended December 31, 2007 and of its performance under the Agreement has been made under the supervision of the undersigned; and (b) to the best of the undersigned’s knowledge, based on such review, the Administrator has fulfilled its obligations in all material respects under the Agreement throughout such year.

GCO EDUCATION LOAN FUNDING CORP.,
as Administrator

Dated as of: March 3, 2008	By:	/s/ James S. Underhill
	Name:	James S. Underhill
	Title:	Senior Vice President